Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference in this Registration Statement on Form S-8, of our report dated October 13, 2009 with respect to our audit of the financial statements of Pacific Sands, Inc. as of and for the years ended June 30, 2009 and 2008, which are incorporated by reference in this Registration Statement.

/s/ Frank L. Sassetti & Co.
Frank L. Sassetti & Co.
Certified Public Accountants

June 28, 2010
Oak Park, Illinois